RUSSELL INVESTMENT COMPANY

AMENDMENT TO SECOND AMENDED AND RESATED

MASTER TRUST AGREEMENT

Regarding Designation of Sub-Trusts

AMENDMENT NO. 14 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this 30th day of August, 2011, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval;

NOW, THEREFORE, the Trustees hereby redesignate the following Sub-Trusts as set forth herein.

Section 4.2 Redesignation of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further Sub-Trusts, and without affecting rights and preferences of the existing Sub-Trusts, the Trustees hereby redesignate the Russell U.S. Small & Mid Cap Fund as the Russell U.S. Small Cap Equity Fund.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Sandra Cavanaugh

Kristianne Blake	Raymond P. Tennison

Daniel P. Connealy	Jack R. Thompson

Jonathan Fine	Julie W. Weston